                                                                    EXHIBIT 4.05

                HomeBuilder.com Builder Gold Program Agreement

     This Builder Gold Program Agreement (the "Agreement") is dated as of
                                               ---------
_______, 1999, and is entered into by and among National New Homes, Inc., a Delaware corporation, operator of HomeBuilder.com ("HomeBuilder.com"),
                                                    ---------------
RealSelect, Inc., a Delaware corporation ("RealSelect"), NetSelect, Inc., a
                                           ----------
Delaware corporation that intends to change its name to HomeStore.com, Inc. and is an affiliate of HomeBuilder.com ("HomeStore.com") and the persons and
                                     -------------
entities who execute a counterpart of this Agreement as a "Builder" (individually a "Builder" and collectively, the "Builders").
                 -------                         --------

                                    RECITALS
                                    --------

WHEREAS, Builder is a member of the National Association of Home Builders ("NAHB");
  ----

WHEREAS, Builder has entered into an agreement with HomeBuilder.com dated ______________ a copy of which is attached hereto as Exhibit A. ("Builder Gold - National Advertising Agreement");

WHEREAS, HomeStore.com has filed a registration statement with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended
                              ---
("Securities Act"), registering the offer and sale of shares of HomeStore.com
  --------------
Common Stock (the "Common Stock") in an underwritten initial public offering
                   ------------
("IPO");
  ---

WHEREAS, HomeStore.com has also filed a related registration statement (which will be referred to herein as the "Registration Statement") with the SEC
                                   ----------------------
registering the offer and sale of certain shares of Common Stock, warrants to purchase shares of Common Stock, and the shares of Common Stock that are issuable upon exercise of such warrants, to certain persons and entities including the Builders who purchase shares of Common Stock and warrants pursuant to this Agreement and the agreements contemplated by this Agreement; and

WHEREAS, in order to induce Builder to participate in the Builder Gold Program (the "Program"), and to enter into this Agreement and, if applicable, the
      -------
National Builder Contract, HomeStore.com desires to offer and sell to Builder, and Builder desires to purchase, shares of Common Stock of HomeStore.com. pursuant to the Registration Statement and on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, in order to induce Builder to participate as a Exclusive Data Collection Partner, HomeStore.com desires to offer and sell to Builder, and Builder desires to purchase a warrant to purchase shares of Common Stock of HomeStore.com, pursuant to the Registration Statement and on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing Recitals, the covenants and agreements set forth hereinafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Term. This Agreement shall become effective with respect to a Builder when
     ----
     it is executed and delivered by the Builder, HomeBuilder.com, HomeStore.com and

     RealSelect. The initial term of this Agreement will commence on the date hereof and shall terminate three years from the date hereof.

2.   Definitions. The following terms shall have the following meaning when used
     -----------
     in this Agreement.

     "Current Inventory Data" means (i) any and all information regarding the availability of models, spec inventory and plan offerings within a subdivision including but not limited to base plan lists, price lists, lot inventory, base descriptions of homes such as bedrooms, baths and square footages and other home amenities, (ii) the copyrighted and/or non-copyrighted architectural plans and/or renderings of homes including photographs of such homes, and (iii) the subdivision information including the marketing name of the subdivision, the contact names and contact numbers.

     "Internet Display Advertising" means advertisements such as banners and links placed by Builder on Internet sites.

     "National Listing Site" means any Internet site that aggregates and/or displays Current Inventory Data and/or residential real estate listings from more than one Metropolitan Statistical Area (US Census Bureau designation) whether accessed at a single URL or at a URL that then links to multiple URLs where such Current Inventory Data is then available.

     "Purchaser" shall mean a particular Builder that purchases shares of Common Stock and/or Warrants pursuant to the terms of this Agreement.

     "Qualified Builder" shall mean a new home builder which offers homes for sale in at least 50 different Subdivisions.

     "Subdivision" shall mean a set of lots in a single area marketed to the consumer under one name in which the Builder offers new homes for sale built by the Builder on the date which the determination is made.

3.   Builder Obligations. In the event that Builder elects to become an
     ---------------------
     Exclusive Data Collection Partner by marking Option #1 on the signature page of this Agreement, and only in such case, shall the provisions of this
     Section 3.1, 3.2 and 3.3 apply. In the event that Builder elects to become a Preferred Data Collection Partner by marking Option #2 on the signature page of this Agreement, and only in such case, shall the provisions of this
     Section 3.4 apply.

     3.1. Data Collection. In the event that Builder elects to become an
          ---------------
          Exclusive Data Collection Partner, during the first year of this Agreement, Builder will use all reasonable efforts to cause its employees and agents to provide Builder's Current Inventory Data on an exclusive basis to HomeBuilder.com and will not, directly or indirectly, allow any person or entity, to collect or aggregate its Current Inventory Data ("Third-Party Collectors") where the data is
                                   ----------------------
          then displayed on a National Listings Site. The foregoing sentence shall not preclude Builder from collecting and/or displaying Builder's Current Inventory Data on its own Internet site nor for the purpose of posting such data on Realtor MLS systems nor shall it preclude Builder from placing Internet Display Advertising on any site worldwide.

     3.2. Procedures for Notification of Third-Party Collectors. In the event
          -----------------------------------------------------
          that Builder elects to become an Exclusive Data Collection Partner, during the first year of this Agreement, Builder and HomeBuilder.com agree to use reasonable efforts to work together to notify Third-Party Collectors and/or National Listing Sites of HomeBuilder.com's exclusivity as set forth above. During the first year of this Agreement, Builder gives HomeBuilder.com the right to send notification to such companies on its behalf using the "Notification Letter" attached as Schedule C to the Builder Gold - National Advertising Agreement attached hereto as Exhibit A and Builder agrees to work with HomeBuilder.com to use reasonable commercial efforts to enforce the requests made of such Third-Party Collectors as outlined in the Notification Letter.

     3.3. Communication of Exclusive Data Collection Partner Status. In the
          -----------------------------------------------------------
          event that Builder elects to become an Exclusive Data Collection Partner, during the Term of this Agreement, Builder shall permit HomeBuilder.com to publicly communicate that Builder is an Exclusive Data Collection Partner.

     3.4. Communication of Preferred Data Collection Partner Status. In the
          ---------------------------------------------------------
          event that Builder elects to become a Preferred Data Collection Partner, during the Term of this Agreement, Builder shall permit HomeBuilder.com to publicly communicate that Builder is a Preferred Data Collection Partner.

4.   Opportunity to Purchase Shares of HomeStore.com Common Stock.
     ------------------------------------------------------------

     4.1. Purchase of Shares. Subject to the terms of this Agreement, Builder
          ------------------
          may make an equity investment in HomeStore.com (including any successor entity resulting from a reorganization, recapitalization, merger or consolidation transaction to which HomeStore.com is a party (a "Reorganization")) through the purchase of shares of Common Stock
              --------------
          (or, if there is a Reorganization, such class of common stock of the resulting entity as the Common Stock is converted into in connection with such Reorganization) (such shares purchased by Builder referred to as the "Shares"), and (ii) provided that Builder satisfies the
                     ------
          Subdivision Listing requirements described in Section 5.1 below, the Warrant (as defined and described below). Purchaser must purchase Shares in units (the "Units"), each Unit consisting of 5,000 Shares.
                                -----
          The Company may, in its discretion, sell more than one Unit to a single Builder, but no Builder shall have the right to purchase more than one Unit. Even if a Purchaser purchases more than one Unit, Purchaser may only acquire one Warrant (as defined below). The offering of the Shares and Warrants shall be made pursuant to the Registration Statement. In addition, HomeStore.com may in its discretion offer to one or more persons affiliated with Builder the opportunity to purchase up to 100 shares (after adjusting for any stock split, stock dividend or similar recapitalization transaction that may be effected between the date of this Agreement and the closing of the IPO) of Common Stock in the IPO pursuant to a directed share program described in the registration statement filed with the SEC related to the IPO.

     4.2.   Timing of Purchase and Procedures. In order for Builder to purchase
            ---------------------------------
            the Shares and the Warrant, Builder must execute and deliver to HomeStore.com such agreements and other instruments, which may include without limitation a subscription agreement, all in form and substance satisfactory to HomeStore.com, as HomeStore.com may require in connection with such purchase. Builder must also execute and deliver a copy of this Agreement to HomeStore.com and deliver a check made payable to "HomeStore.com, Inc." in the amount of the purchase price described below. Until the Closing, the Company shall maintain all funds delivered to it by Purchasers in a separate escrow account. The Company shall have no obligation to any Builder that does not execute and deliver a copy of this Agreement to the Company on or before such date. The closing of the transactions contemplated by this Agreement (including purchase of the Units) (the "Closing") shall occur as soon as reasonably practicable, at a
                  -------
            place, and date and time ("Closing Date"), determined by
                                       ------------
            HomeStore.com, after HomeStore.com has received executed copies of all required documents from all Builders. HomeStore.com may, in its discretion, issue and sell Units to Builders in more than one closing.

     4.3.   Purchase Price for Units; Number of Shares. The purchase price for a
            ------------------------------------------
            Unit shall be $82,500 (i.e., $16.50 per Share).

     4.4.   Number of Subdivision and Form of Participation. Builder represents
            -----------------------------------------------
            and warrants to the Company that as of the date of this Agreement, Builder is a Qualified Builder. Builder will deliver to the Company such evidence of the number of Subdivisions as the Company may reasonably request. Builder understands and agrees that the Builder Gold Program is open to only one Builder in any group of affiliated companies, whether such affiliation is through ownership of one another or through common ownership. It is further understood that Builder is not entitled to aggregate the Subdivisions of any unaffiliated group of Builders for inclusion in the Program.

     4.5.   Effect of Stock Splits, Stock Dividends, etc. Share numbers and per
            --------------------------------------------
            share figures in this Agreement give effect to a two-for-one stock split of the Common Stock effected earlier this year, but to do not give effect to any stock split, stock dividend or similar recapitalization transaction that may be effected between the date of this Agreement and the closing of the IPO. Unless otherwise specifically set forth herein, Share and per share numbers in this Agreement (including but not limited to Sections 4 and 5) shall be appropriately adjusted for any stock split, stock dividend or similar recapitalization transaction.

5.   Warrants. In the event that Builder elects to become an Exclusive Data
     --------
     Collection Partner by marking Option #1 on the signature page of this Agreement, and only in such case, shall the provisions of this Section 5 apply.

     5.1. Purchase of Warrants. Upon the Closing, if Builder is a Qualified
          --------------------
          Purchaser, HomeStore.com shall also issue to Purchaser a warrant (the "Warrant") granting Purchaser the right to purchase up to 5,000 Shares
           -------
          of Common Stock (the "Maximum Warrant Shares"). The exercise price per
                                ----------------------
          share shall equal the price to public of the Common Stock sold by HomeStore.com in the IPO (without adjustment for any stock split, stock dividend or similar recapitalization transaction effected prior to the IPO). The number of shares of Common Stock that may be acquired by a particular Purchaser upon exercise of the Warrant shall be determined in accordance with the following table:


Number of Subdivisions of                        Total Shares Issuable Upon
-------------------------                        --------------------------
Builder as of the Closing Date                   Exercise of Warrant
------------------------------                   -------------------
100 or more                                      100% of Maximum Warrant Shares

50 to 99                                         5,000 multiplied by the number
                                                 of Subdivisions, divided by
                                                 100. For example, if a Builder
                                                 has 50 Subdivisions,
                                                 5,000x50/100=2,500 shares.

Less than 50                                     None

     5.2. Exercisability of Warrants; Term. The Warrant will not be exercisable
          --------------------------------
          in whole or in part until after the Closing. In addition, the exercisability of some or all of the Warrant will be subject to additional conditions, as set forth in the Warrant. The Warrant shall have a term of three (3) years from the date it is issued and shall contain an exercise price equal to the price of the Common Stock sold by the Company in the IPO (without adjustment for any stock split, stock dividend or similar recapitalization transaction effected prior to the IPO).

     5.3. Form of Warrant. The Warrant shall be in such form, and shall contain
          ---------------
          such provisions (not conflicting with the terms described in this Agreement), as HomeStore.com may determine.

     5.4. Lock-Up Agreement and Market Stand-Off. Builder agrees that, without
          --------------------------------------
          the prior written consent of the Morgan Stanley & Co., Incorporated (or the then lead managing underwriter(s)) on behalf of the underwriters in the IPO, it will not, during the period commencing in the date of this Agreement and ending 180 days after the date of the final prospectus relating to the IPO (the "Prospectus"), (1) offer,
                                                     ----------
          pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the IPO; (b) a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the germs of this Agreement; or (c) a transfer to any trust for the benefit of the undersigned or the undersigned's immediate family, provided that the trustee of the trust agrees in writing, on behalf of the trust, to be bound by the terms of this Agreement. Builder acknowledges that the provisions of this paragraph are valid and binding notwithstanding any prior agreements relating to this matter and further agrees and consents to the entry of stop-transfer instructions with the Company's transfer agent against the transfer of shares of Common Stock held by Builder except in compliance with the terms and conditions of this paragraph.

6.   Representations and Warranties of Builder and HomeStore.com.
     -----------------------------------------------------------

     6.1. Builder, HomeBuilder.com, HomeStore.com and RealSelect each represent and warrant to the other parties hereto that each of the following statements is true and correct:

          6.1.1. such party has all right, power and authority to enter into and perform its obligations set forth in this Agreement in accordance with its terms;

          6.1.2. the execution, delivery and performance of this Agreement (and the other agreements contemplated hereby) by such party has been authorized and approved by all necessary corporate or other action of such party;

          6.1.3. the person executing this Agreement (and the other agreements contemplated hereby) on behalf of such party has the authority and power to execute and deliver the Agreement (and the other agreements contemplated hereby) on behalf of such party; and

          6.1.4. this Agreement (and the other agreements contemplated hereby) constitutes a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms.

     6.2. Each Builder represents and warrants to the Company that the execution, delivery and performance of this Agreement (and all other agreements contemplated hereby) by Builder, does not violate, conflict with, or require consent under, any federal, state, local or foreign judgment, order, statute, rule, regulation or licensing requirements (including without limitation those relating to real estate and including any rules or regulations of any real estate or home builder licensing or other real estate or home builder related body or organization), applicable to Builder or its business or any contract agreement to which Builder is a party or by which its business is bound. Builder also represents, warrants and acknowledges that its ownership of any Shares or shares acquired upon exercise of the Warrant will be subject to, among other instruments, the provisions of any subscription agreement relating to Shares, the agreement relating to the Warrant, and such other instruments as the Company may require in connection with acquisition of such securities.

7.   Securities Law Matters. The issuance of any shares of Common Stock, or any
     ----------------------
     warrants or other securities, to any Purchaser shall be contingent on Purchaser's execution of agreements and instruments in form and substance reasonably satisfactory to the Company . This Agreement does not constitute an offer to sell or solicitation of an offer to buy any shares of Common Stock, warrants or other securities in any jurisdiction where it is unlawful to make such offer or solicitation, and no grant of warrants or issuance of Common Stock, Warrants or other securities, or offer or agreement to do any of the foregoing, is made hereby that would be in violation of the securities or "blue sky" laws of any jurisdiction.

8.   Builder Advisory Board. HomeBuilder.com and the Builders will cooperate in
     ----------------------
     good faith to create an advisory board, with a membership mutually satisfactory to HomeBuilder.com and a majority of the Builders that participate in national contracts with HomeBuilder.com. The advisory board will meet periodically (currently contemplated to be once per quarter) with the President of HomeBuilder.com and a representative of NAHB.

9.   National Builder Contract Superseded. If Builder is a party to an existing
     ------------------------------------
     HomeBuilder.com National Builder Contract and the provisions of that contract are contradictory or otherwise inconsistent with the terms of this Agreement, the terms of this Agreement shall control over the provisions of the existing National Builder Contract.

10.  Miscellaneous.
     -------------

     10.1.  Governing Law; Consent to Jurisdiction. This Agreement shall be
            --------------------------------------
            governed in all respects by the laws of the state of California applicable to contracts entered into and performed entirely within California. Each party irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default of this Agreement, or otherwise arising under or by reason of this Agreement, and agrees that service of process in any such action may be effected by the means provided in this Agreement for delivery of notices.

     10.2.  Assignment. Neither this Agreement nor any obligation arising
            ----------
            hereunder may be assigned (voluntarily, by operation of law or otherwise), in whole or in part, by Builder without the prior written consent of HomeStore.com, which consent shall not be unreasonably withheld, except to another Builder already participating in the Program (in which case the assignment shall be valid after due notice to HomeStore.com), and the assignee (or surviving company in a corporate reorganization whether by merger, sale of assets or stock purchase) shall, within thirty (30) days of such assignment or corporate reorganization, assume and agree to be bound by all of the terms and conditions of this Agreement. Improper assignments are void, and without limiting the foregoing or any other remedies, in such event following an attempted improper assignment, HomeStore.com can elect within sixty (60) days after notice of such improper assignment to cancel unexercised warrants and to repurchase the Shares (and shares acquired upon exercise of warrants) at their original purchase price. If HomeStore.com so elects, HomeStore.com shall deliver a repurchase notice and Builder shall promptly deliver to HomeStore.com any stock certificates and warrants of HomeStore.com which are then held by Builder, together with such stock assignments or other instruments of transfer as HomeStore.com may request. Promptly after receipt of the required documents, HomeStore.com shall deliver the repurchase price to Builder by means of either a check (or wire transfer of funds) or by promissory note in commercially reasonable form payable in equal monthly installments of principal and interest over thirty six (36) months (prepayable at any time without penalty) and with interest at the rate of two percentage points over the prime rate announced by Citibank, N.A., in effect on the date of the repurchase. HomeStore.com and RealSelect may assign this Agreement without the consent of the Builders.

     10.3.  Successors and Assigns. This Agreement shall be binding upon, and
            ----------------------
            inure to the benefit, the parties and their respective successors and permitted assigns, subject to paragraph 10.2 above.

     10.4.  Entire Agreement. This Agreement sets forth the entire agreement
            ----------------
            between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, communications or agreements, whether written or oral, regarding such subject matter.

     10.5.  Amendment. Any provision of this Agreement may be amended, waived or
            ---------
            modified, either retroactively or prospectively, only by a written instrument signed by HomeStore.com and a majority of the signing Builders (provided that such amendment, waiver or modification does not discriminate against one or more signing Builders in a manner different from other signing Builders). Any such amendment shall be binding on all parties hereto.

     10.6.  Notices. All notices or other communications given under this
            -------
            Agreement shall be in writing and shall be delivered in person, by first class mail, by national overnight courier service, or facsimile, addressed as follows:

               If to Builder:

               To the address for the Builder set forth on the signature page hereto.

               If to HomeStore.com, Inc.:

               225 West Hillcrest Drive, Suite 100
               Thousand Oaks, CA  91360
               Attn: General Counsel

               Telephone: (805) 557-2300
               Facsimile:  (805) 557-2680

          Either party may change its address or addressee for the purpose of this Agreement by notice. Notices or other communications shall be deemed given or delivered upon receipt if delivered in person, four
          (4) days after deposit in the mails, one (1) business day after deposit with a reputable overnight courier service, or one (1) business day after transmission if delivered by facsimile with confirmation of receipt.

   10.7.  Waiver. No waiver by either party of any breach or default by any
          ------
          other shall be deemed a waiver of any other breach or default.

   10.8.  Severability. If any term or other provision of this Agreement is
          ------------
          invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

   10.9.  Survival. If this Agreement is terminated for any reason, including
          --------
          without limitation termination because of the expiration of the Term, Sections 5, 6 and 7 shall survive termination of this Agreement.

   10.10. Counterparts. This Agreement may be executed in any number of
          ------------
          counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by both parties and delivered to the other party.


               [Remainder of this page intentionally left blank]

   10.11  Election of Option by Builder. Builder, after reviewing the effect
          -----------------------------
of each option, elects the following option:

                (Builder to check one)

          Option #1: _____    (To Become an Exclusive Data Collection Partner)

          Option #2: _____   (To Become a Preferred Data Collection Partner)

This Agreement does not constitute an offer to sell or solicitation of an offer to buy any Warrants or Common Stock in any jurisdiction where it is unlawful to make such an offer or solicitation, and no grant of Warrants or issuance of Common Stock is made hereby that is in violation of the securities or "blue sky" laws of any jurisdiction.

   IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

REALSELECT, INC.                      HOMESTORE.COM, INC.


By: ____________________________      By: ____________________________

Name: __________________________      Name: __________________________

Title: _________________________      Title: _________________________






                                      NATIONAL NEW HOMES, INC.,
                                      dba HOMEBUILDER.COM


                                      By: ____________________________

                                      Name: __________________________

                                      Title: _________________________

BUILDER


Name: __________________________    Address:_______________________
      Typed Name of Builder
                                    _______________________________

                                    _______________________________
By: ____________________________    Telephone:_____________________
Title: _________________________    Facsimile:_____________________

                  [COUNTERPART SIGNATURE PAGE TO BUILDER GOLD
                               PROGRAM AGREEMENT]

                                   Exhibit A

                  BUILDER GOLD NATIONAL ADVERTISING AGREEMENT

This National Advertising Agreement ("Agreement") is by and between National New Homes Co., Inc ("NNH"), dba HomeBuilder.com, a Delaware corporation and a subsidiary of HomeStore.com having its principle place of business in Dallas, Dallas County, Texas, and "Builder" as set forth below:

Builder (legal): _____________________________________________

Builder DBA:

Builder Address _________________________________________ Suite ______

City____________________________ State ___ Zip _____________

Phone (_____) ________________________  Fax (_____) ________________________

Billing Contact: _________________________e-mail: _____________________________



     RECITALS

     A. WHEREAS, NNH is in the business of collecting new home construction information in markets throughout the United States; and

     B. WHEREAS, NNH owns and operates Internet sites at the URL addresses HomeBuilder.com, NewHomeSearch.com, NewHomeResearch.com and
     NewHomeAgents.com; and

     C. WHEREAS, NNH distributes new home construction information through the NNH Consumer Internet Distribution Channels and the NNH Realtor Distribution Channels; and

     D. WHEREAS, Builder desires to have NNH collect, database and advertise Builder's new home construction information through the NNH Distribution Channels.


NOW, THEREFORE, for and in consideration of the foregoing recitals, the covenants and agreements set forth hereinafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Definitions. As used in this Agreement, the following terms will have the
     -----------
meanings set forth below:

     "Builder" means the entity as set forth as Builder above and includes all entities in the new home construction business that are owned or controlled by the Builder.

     "Builder On-Line Updating" means that certain program that allows Builder to update its Current Inventory Data and Solds Data on the Internet using any browser.

     "Current Inventory Data" means (i) any and all information regarding the availability of models, spec inventory and plan offerings within a subdivision including but not limited to base plan lists, price lists, lot inventory, base descriptions of homes such as bedrooms, baths and square footages and other home amenities, (ii) the copyrighted and/or non-copyrighted architectural plans and/or renderings of homes including photographs of such homes, and (iii) the subdivision information including the marketing name of the subdivision, the contact names and contact numbers.

     "National Listing Site" means any Internet site that aggregates and/or displays Current Inventory Data and/or residential real estate listings from more than one Metropolitan Statistical Area (US Census Bureau designation) whether accessed at a single URL or at a URL that then links to multiple URLs where such Current Inventory Data is then available.

     "NNH Consumer Internet Distribution Channels" means the Internet sites and other media owned and operated by NNH including but not limited to HomeBuilder.com, the official new homes site of the National Association of Home Builders ("NAHB"), NewHomeSearch.com and other third-party sites where NNH Text Data and Plans are advertised primarily to the consumer.

     "NNH Markets" means markets within the U.S. where NNH offers its services.

     "NNH Housing Research Reports" means compilations of the data NNH collects into reports, which are then distributed, on the Internet at NewHomeResearch.com.

     "NNH Realtor Distribution Channels" means those certain distribution products advertised primarily to the Realtors in certain markets; such products include the New Home Directory and/or the Internet site at the URL address NewHomeAgents.com.

     "NNH Distribution Channels" means both NNH Consumer Internet Distribution Channels and NNH Realtor Distribution Channels, cumulatively.

2.   Responsibilities of NNH.
     -----------------------

     A. Data Collection. NNH shall collect Builder's Current Inventory Data from Builder's on-site salespersons or Builder's corporate office (Builder's choice) on a periodic updating basis in all markets where Builder builds.

     B. On-Line Updating by Builder. If Builder so chooses, Builder may participate in Builder On-Line Updating where NNH shall give Builder a password and access to a secure Internet program that will allow Builder to make changes to Builder's Current Inventory Data, Solds Data and Traffic data on a daily basis. This shall not replace the NNH periodic updating as set forth in 2 (A).

     C. Builder Name Link Including Data Link. NNH shall provide a hyperlink from Builder's name on the NNH electronic Distribution Channels ("Builder Name Link") to the home page of Builder's web site and provide the inventory links (including individual search engines) to Builder to allow Builder to display framed inventory data on Builder's web site. Builder's web site address is:

          URL: HTTP://__________________________________________________________

     D. NNH Construction of Builder's Web Site. NNH provides web development services for builders. If Builder so desires, NNH shall build, house and maintain a web site custom designed for Builder. If Builder chooses this option, please check the "Yes" box that follows and initial. The specifications and cost for the construction and on-going maintenance of such web site shall be set forth in detail on the attached Schedule B and such fees shall become a part of this Agreement as if set forth herein verbatim.

          Builder desires that NNH build, house and maintain a custom web site for Builder:

               _________  YES    (See Schedule B for detail)


               _________  NO

     E. Consumer Advertising Distribution. NNH shall advertise Builder's Current Inventory Data in all NNH Consumer Internet Distribution Channels.

     F. Realtor Advertising Distribution. Builder's Current Inventory Data shall be advertised in all NNH Realtor Distribution Channels (not available in all markets).

     G. Tracking Reports. NNH shall furnish to builder one (1) NNH Tracking Report for each of Builder's markets including three (3) national reports at a minimum of once each calendar quarter.

     H. Housing Research Reports. NNH shall furnish to Builder at no additional cost the basic NNH Housing Research Reports for each market where NNH offers such products.

2.   Fees.
     ----

     A. Basic Service Fees. Builder shall pay to NNH the greater of $125.00 per month or the then-going published rate per active subdivision ("Basic Service Fee") in markets where both NNH Consumer Internet Distribution Channels and NNH Realtor Distribution Channels are available. Builder agrees to list all subdivisions and its models, spec inventory and plan inventory in all markets where Builder is an active builder.

          (i.) Basic Service Fee Adjustments. NNH adjusts its Basic Service Fees annually on a market by market basis to be effective on January 1 of each year. NHN agrees to notify Builder of the adjusted rate for the upcoming year for each market applicable to Builder no later than October 1 of the preceding year. If Builder receives no notification, the then current year's Basic Service Fee shall apply for the upcoming year.

          (ii.) Most Favored Basic Service Fees. NHN agrees to give Builder most favored Basic Service Fees that shall be no more than the lowest Basic Service Fees afforded like builders within a market.

          (iii.) Internet-Only Markets.  In markets where only NNH Consumer
                 Internet Distribution Channels are available, Builder shall initially pay $75.00 per month per active subdivision.

          (iv.) Setup Fees. Set up fees for each new subdivision entering the system shall be at the rate of $125.00 per subdivision.

     B. Builder Markets and Associated Fees. The markets where Builder builds and the associated initial Basic Service Fees are set forth on the attached Schedule A.

     C. Builder Name Link. Builder shall pay $250.00 per month per market for a Builder Name Link.

     D. Fees for different phases of the same subdivision. When subdivisions are closing-out of one phase and moving into a new phase, NNH treats it as one subdivision if the same plans are offered and at the same
                                ---------------------------------------------
          price in the new phase as in the closing-out phase. If Builder offers
          --------------------------------------------------
          different plans in the new phase or if the prices for the same plans are different, the subdivision must be advertised and billed as two separate subdivisions, i.e. Phase I and Phase II.

     E. Close-outs. When a volume subdivision is at the stage of close-out where only spec homes are offered, all plans have been removed from
                -------------------------------------------------------------
          the subdivision and there are less than three lots available, NNH will
          ------------------------------------------------------------
          charge Builder the lesser of $15.00 per spec per month advertised or the basic service fee, as set forth in 3 (A), whichever is less. This reduces the cost on subdivisions as they are closed out. If Builder desires to advertise all plans as being available in a close out
                                   -----
          subdivision, the full Basic Service Fee will apply.

     F. Consumer Markets vs. Realtor Markets. NNH shall notify Builder that a market will be converted from a consumer Internet-only market to a market where both NNH Consumer Distribution Channels and NNH Realtor Distribution Channels will be available. Builder will be billed at the new rate ninety (90) days after such notification.

G. National Discount. In the event, and only in the event, that Builder elects to become an Exclusive Data Collection Partner by marking Option #1 on the signature page to the

     HomeBuilder.com Builder Gold Program Agreement to which this Agreement is attached as Exhibit A, Builder shall receive a ten percent (10%) discount on all products and services purchased from NNH in all markets. Existing contracts executed before the Effective Date of this Agreement shall not apply.

2.  Billing. Billing is on a MONTHLY basis. Terms are net 15. Builder will be
    -------                  -------
billed for the number of subdivisions advertised in the system on the twentieth day of each month for the next month. New subdivision set up fees will be billed as they occur and will be included with the next monthly bill. The billing is computer calculated based on the information furnished to NNH by Builder. Corrections given to NNH on or before the twentieth of the month will be credited. After the twentieth, no credit will be given for the then current month's billing. Any amounts not paid by the due date shall be deemed past due and shall bear interest at the rate of eighteen percent (18%) per annum. The obligation to pay such fees shall constitute an independent covenant and shall not be subject to cancellation, offset, abatement or reduction.

3.  Term and Renewal. The "Initial Term" of this Agreement shall be for thirty-
    ----------------
six (36) months beginning on the "Effective Date" as set forth on the Signature Page below. At the end of the Initial Term, this Agreement shall automatically renew for an additional one (1) year "Renewal Term" and from year to year unless terminated in writing by either party thirty (30) days prior to expiration of the then current Term or applicable Renewal Term. The terms and conditions of the Renewal Term(s) shall be the same as set forth herein.

4.  Intellectual Property Rights. All Current Inventory Data NNH collects and
    ----------------------------
processes is the property of, and is deemed to be owned by, NNH. This shall not include copyrighted architectural plans and/or renderings of Builder's homes or photographs of such homes to the extent such ownership and/or copyright existed before delivery to NNH. Builder acknowledges that NNH shall have the unlimited right to distribute such Plans in electronic format in the NNH Distribution Channels and in the NNH Market Research Reports and understands such Plans shall be available for printing from the electronic source by the users of the NNH Distribution Channels including the NNH Housing Research Reports.

5.  Limitation of Liability. In no event shall Builder or NNH be liable to each
    -----------------------
other for any lost profits or other damages, including direct, indirect, incidental, special, consequential or any other type of damages, arising out of errors or omissions in Text Data or Plans displayed in the NNH Distribution Channels. NNH agrees to place an "Information Disclaimer" on its web sites and other media. Such Information Disclaimer shall state that the information is deemed reliable but not guaranteed and must be independently verified.

6.  No warranty. All goods or services provided by NNH are provided "AS IS"
    -----------
without warranty of any kind, express or implied, including, but not limited to, warranties of performance or merchantability or fitness for a particular purpose. NNH retains the right to change the appearance and placement of the advertising positions and listings on the NNH Distribution Channels and to refuse any advertising it deems inappropriate.

7.  Indemnity. Each party will defend, indemnify, save and hold harmless the
    ---------
other party and the officers, directors, agents, affiliates, distributors and employees of the other party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable outside and in-house attorneys' fees ("Liabilities"), resulting from the indemnifying party's material breach of any obligation, duty, representation or warranty of this Agreement , except where Liabilities result from the gross negligence or knowing and willful misconduct of the other party. Each party agrees to (i) promptly notify the other party in writing of an indemnifiable claim and give the other party the opportunity to defend or negotiate a settlement of any such claim at such other party's expense and (ii) cooperate fully with the other party, at that other party's expense, in defending or settling the claim.

8. Builder Obligations. In the event that Builder elects to become an Exclusive
   ---------------------
   Data Collection Partner by marking Option #1 on the signature page of this Agreement, and only in such case, shall the provisions of this Section 8.1, 8.2 and 8.3 apply. In the event that Builder elects to become a Preferred Data Collection Partner by marking Option #2 on the signature page of this Agreement, and only in such case, shall the provisions of this Section 8.4 apply.

   8.1. Data Collection. In the event that Builder elects to become an Exclusive
        ---------------
        Data Collection Partner, during the first year of this Agreement, Builder will use all reasonable efforts to cause its employees and agents to provide Builder's Current Inventory Data on an exclusive basis to HomeBuilder.com and will not, directly or indirectly, allow any person or entity, to collect or aggregate its Current Inventory Data ("Third-Party Collectors") where the data is then displayed on a
          ----------------------
        National Listings Site. The foregoing sentence shall not preclude Builder from collecting and/or displaying Builder's Current Inventory Data on its own Internet site nor for the purpose of posting such data on Realtor MLS systems nor shall it preclude Builder from placing Internet Display Advertising on any site worldwide.

   8.2. Procedures for Notification of Third-Party Collectors. In the event that
        -----------------------------------------------------
        Builder elects to become an Exclusive Data Collection Partner, during the first year of this Agreement, Builder and HomeBuilder.com agree to use reasonable efforts to work together to notify Third-Party Collectors and/or National Listing Sites of HomeBuilder.com's exclusivity as set forth above. During the first year of this Agreement, Builder gives HomeBuilder.com the right to send notification to such companies on its behalf using the "Notification Letter" attached as Schedule C to the Builder Gold - National Advertising Agreement attached hereto as Exhibit A and Builder agrees to work with HomeBuilder.com to use reasonable commercial efforts to enforce the requests made of such Third-Party Collectors as outlined in the Notification Letter.

   8.3. Communication of Exclusive Data Collection Partner Status. In the event
        -----------------------------------------------------------
        that Builder elects to become an Exclusive Data Collection Partner, during the Term of this Agreement, Builder shall permit HomeBuilder.com to publicly communicate that Builder is an Exclusive Data Collection Partner.

   8.4. Communication of Preferred Data Collection Partner Status. In the event
        -----------------------------------------------------------
        that Builder elects to become a Preferred Data Collection Partner, during the Term of this Agreement, Builder shall permit HomeBuilder.com to publicly communicate that Builder is a Preferred Data Collection Partner.


9. General Terms and Conditions.
   ----------------------------

   A. Acknowledgment. The parties acknowledge and represent that they have carefully read this Agreement and have had an opportunity to have the terms of the Agreement explained to them by their attorneys, that they understand the same and have executed the same, voluntarily and upon their own best judgment.

   B. Agreement Effective. This Agreement shall become effective only upon the execution of this Agreement by each party or person whose signature is designated above.

   C. Amendment. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

   D. Assignment. Neither party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party, provided, however, that either party may assign this Agreement to its affiliates or to a successor in a reorganization or restructuring of the group of entities to which such party belongs without the consent of the other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

     E. Authority. Each person executing this Agreement on behalf of any corporation, partnership or other entity hereby acknowledges, represents and warrants that such person has full and complete authority to execute this Agreement on behalf of such corporation, partnership or other entity as its act and deed.

     F. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single document.

     G. Entire Agreement. This Agreement contains the entire understanding between and among the parties hereto, and there are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, which are not fully expressed herein.

     H. Further Assurances. Each party hereto agrees to perform any further act and execute and deliver any further document which may be reasonably necessary to carry out the terms and provisions of this Agreement.

     I. Governing Law. This Agreement has been executed in and shall be governed by the laws of the State of Texas, without reference to conflicts of law principles. For any disputes arising out of this Agreement, the parties irrevocably consent to the personal and exclusive jurisdiction of, and venue in, the state or federal courts within the State of Texas.

     J. Notices. All notices called for or required by this Agreement shall be in writing and shall be deemed to have been delivered, whether received or not, when placed in the United States mail, certified, return receipt requested, postage prepaid, addressed to the respective parties at the addresses set forth with their signatures below, or at such other addresses as any party may hereafter designate by written notice delivered in accordance with the terms and provisions of this paragraph:


     If to Builder:                        If to NNH:


     ____________________________________  General Counsel
     ____________________________________  National New Homes Co., Inc.
     ____________________________________  17120 North Dallas Parkway
     ____________________________________  Suite 175
     ____________________________________  Dallas, TX 75248

     K. Severability. In the event any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any Court of competent jurisdiction, the validity and unenforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

     L. Independent Contractor. The relationship of Builder and NNH established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii) allow either party to create or assume obligations on behalf of the other for any purpose whatsoever. All financial and other obligations with a party's business are the sole responsibility of that party.

     M. Modification; Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

     N. Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by storm, lockout or other labor trouble, riot, war, rebellion, strike, fire, earthquake, accident or other act of God, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the gross negligence or knowing and willful misconduct of the non-performing party.

     O. Termination. This Agreement will terminate, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceeding or any proceedings for the settlement of the party*s debts; (ii) upon either party*s making an assignment of substantially all of its assets for the benefit of creditors; (iii) upon either party*s dissolution or cessation of business; (iv) in the event a party materially breaches any material term, condition or representation of this Agreement or materially fails to perform any of its material obligations or undertaking hereunder, and fails to remedy such default within thirty (30) days after being notified in writing by the non-breaching party of such breach or failure.

     P. Special Conditions: (none - if there are special conditions, strike this and enter below)

                                 SIGNATURE PAGE



IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below, to be effective as of the ______ day of ____________________, 1999.



                                         NATIONAL NEW HOME CO., INC.

Date Executed:    _________, 1999        By: __________________________________

                                         Title: _______________________________


                                         BUILDER



Date Executed:    ____________, 1999     By: __________________________________

                                         Title: _______________________________

                                   Schedule A

            Applicable Builder Markets / Initial Basic Service Fees

                                   Schedule B

                   Custom Web Site Detail and Specifications

                                   Schedule C

                           Sample Notification Letter

Date


To:    Company - "Third-Party Collector and/or National Listing Site"

From:  NNH and Builder

Re:    Notification


To whom it may concern,

This letter is to serve as notification for Company to cease and desist from collecting [Builder's] current inventory information and/or displaying such information on [National Listing Site]. [Builder] has retained HomeBuilder.com as its preferred data collection partner for the collection and distribution of its current inventory data on the Internet.


HomeBuilder.com


_____________________________________

By its President

Phone contact # _____________________



[Builder]


_____________________________________

By its ______________________________

Phone contact # _____________________


                                      11